EXHIBIT (d)(5)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 31s day of December, 2012 between Van Eck Absolute Return Advisers Corporation (“VEARA” or the “Adviser”), a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Van Eck Associates Corporation (“VEAC”) having its principal place of business in New York, New York, and Van Eck Funds, a Massachusetts business trust having its principal place of business in New York, New York (the “Trust”).

WHEREAS, the Trust is engaged in business as an open-end investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, and with the Commodity Futures Trading Commission as a commodity pool operator under the Commodity Exchange Act of 1936, as amended; and

WHEREAS, prior to the date of this agreement, VEAC served as the investment adviser to the Van Eck CM Commodity Index Fund, a series of the Trust (the “Initial Series”) pursuant to a separate investment advisory agreement between VEAC and the Trust (the “VEAC Advisory Agreement”); and

WHEREAS, as of the date of this agreement, VEAC desires to transfer to VEARA, and VEARA desires to assume, all rights and obligations of VEAC under the VEAC Advisory Agreement with respect to the Initial Series (the “VEAC Advisory Agreement Transfer”); and

WHEREAS, VEAC and VEARA intend to implement the VEAC Advisory Agreement Transfer by VEARA entering into this agreement with the Trust on behalf of the Initial Series; and

WHEREAS, the Trust is authorized to issue an unlimited number of shares with respect to each of its series; and in separate series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends to offer its shares in one or more such series, including the Initial Series,as listed in Exhibit A hereto, which may be amended from time to time to add or remove a series (each a “Fund”), and the Trust desires to retain the Adviser to render investment advisory and accounting and administrative services hereunder and with respect to which the Adviser is willing so to do;

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.	APPOINTMENT OF ADVISER

The Trust hereby appoints the Adviser to act as investment Adviser and administrator to the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	DUTIES OF ADVISER

The Adviser, at its own expense, shall furnish the following services and facilities to the Trust:

(a)	Investment Program.

The Adviser will (i) furnish continuously an investment program for the Fund (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust) what investments shall be purchased, held, sold or exchanged (including determining in which registered investment companies (“RICs”) or other securities the assets of the Fund will be invested and determining the percentage of the Fund’s assets that will be invested in each such RIC and other security) and what portion, if any, of the assets of the Fund shall be held uninvested, (iii) make changes on behalf of the Trust in the investments; (iv) make recommendations to the Board of Trustees on the employment, retention and termination of investment sub-advisers to the Fund (a “Sub-Adviser”); and (v) periodically monitor the investment performance of the Sub-Advisers. The Adviser also will manage, supervise and conduct such other affairs and business of the Trust and matters incidental thereto, as the Adviser and the Trust agree, subject always to the control of the Board of Trustees of the Trust and to the provisions of the Master Trust Agreement of the Trust, the Trust’s By-Laws and the 1940 Act.

(b)	Accounting and Administrative Services

(i)	The Adviser, at its own expense, will perform the following accounting functions on an ongoing basis:

(1)	Journalize the Fund’s investment, capital share and income and expense activities;

(2)	Verify investment buy/sell trade tickets when received from the Fund and transmit trades to the Trust’s custodian for proper settlement;

(3)	Maintain individual ledgers for investment securities;

(4)	Reconcile cash and investment balances with the Trust’s custodian, and provide the Fund with the beginning cash balance available for investment purposes;

(5)	Update the cash availability throughout the day as required by the Fund;;

(6)	Post to and prepare the Fund’s Statement of Assets and Liabilities and the Statement of Operations;

(7)	Calculate various contractual expenses (e.g., transfer agency fees);

(8)	Control all disbursements and authorize such disbursements upon written instructions from authorized officers and agents;

(9)	Calculate capital gains and losses;
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	(10)	Determine the net income;

	(11)	Obtain security prices, at the Fund’s expense, to calculate the market value of the Fund’s investments;

	(12)	Delivery a copy of the daily portfolio valuation to the Fund;

	(13)	Compute the Fund’s net asset value;

	(14)	Compute the Fund’s yields, total return, expense ratios, and portfolio turnover rate;

	(15)	Monitor the expense accruals and notify the Fund of any proposed adjustments; and

	(16)	Prepare periodic unaudited financial statements.

(ii)	In addition to the accounting services described in the foregoing Paragraph 2(b)(i), the Adviser will, at the Fund’s expense, provide or arrange for the following services for the Fund:

	(1)	Prepare periodic audited financial statements;

	(2)	Supply various statistical data as requested by the Board of Trustees of the Trust on an ongoing basis;

	(3)	Prepare for execution and file the Federal and state tax returns;

	(4)	Prepare and file the Semi-Annual Reports with the Securities and Exchange Commission on Form N-SAR;

	(5)	Prepare and file with the Securities and Exchange Commission the Trust’s annual, semi-annual, and quarterly shareholder reports;

	(6)	File registration statements on Form N-1A and other filings relating to the registration of shares;

	(7)	Monitor the Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended;

	(8)	Maintain the Fund’s fidelity bond as required by the 1940 Act;

	(9)	Prepare materials for and record the proceedings of, in conjunction with the officers of the Trust, the meetings of the Trust’s Board of Trustees; and

	(10)	Prepare any other regulatory reports to and for any federal, local or state agency as may be required.

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In carrying out its duties hereunder, as well as any other activities undertaken on behalf of the Fund pursuant to this Agreement, the Adviser shall at all times be subject to the control and direction of the Board of Trustees of the Trust.

(c)	Office Space and Facilities.

The Adviser will arrange to furnish the Trust office space in the offices of the Adviser, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities, and telephone service required for managing the investments of the Trust.

(d)	Personnel.

The Adviser shall provide executive and clerical personnel for managing the investments of the Trust, and shall compensate officers and Trustees of the Trust if such persons are also employees of the Adviser or its affiliates, except as otherwise provided herein.

(e)	Portfolio Transactions.

The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Trust with brokers or dealers selected by the Adviser, although the Trust will pay the actual brokerage commissions on portfolio transactions in accordance with Paragraph 3(d). In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Trust the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Trust and/or the other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised by the Adviser or its affiliates. Nothing in this Agreement shall preclude the combining of orders for the sale or purchase of securities or other investments with other accounts managed by the Adviser or its affiliates provided that the Adviser does not favor any account over any other account and provided that any purchase or sale orders executed contemporaneously shall be allocated in a manner the Adviser deems equitable among the accounts involved.

(f)	Right to Receive Advice.

(i)	Advice of the Fund. If the Adviser shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice.

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(ii)	Advice of Counsel. If the Adviser or the Fund shall be in doubt as to any question of law involved in any action to be taken or omitted by the Adviser, it may request advice at the Fund’s cost from counsel of its own choosing (who may be counsel for the Adviser or the Trust, at the option of the Adviser).

(iii)	Protection of the Adviser. The Adviser shall be protected in any action or inaction which it takes in reliance on any directions or advice received pursuant to subsections (i) or (ii) of this paragraph which the Adviser, after receipt of any such directions or advice in good faith believes to be consistent with such directions or advice as the case may be. However, nothing in this paragraph shall be construed as imposing upon the Adviser any obligation (i) to seek such directions, or advice or (ii) to act in accordance with such directions or advice when received. Nothing in this subsection shall excuse the Adviser when an action or omission on the part of the Adviser constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its duties under this Agreement.

3.	EXPENSES OF THE TRUST

The Adviser shall not bear the responsibility for or expenses associated with operational, accounting or administrative services on behalf of the Trust not expressly assumed by the Adviser hereunder. The expenses to be borne by the Trust include, without limitation:

(a)	charges and expenses of any registrar, stock, transfer or dividend disbursing agent, custodian, depository or other agent appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;

(b)	general operational, administrative and accounting costs, such as the costs of calculating the Trust’s net asset value, the preparation of the Trust’s tax filings with relevant authorities and of compliance with any and all regulatory authorities;

(c)	charges and expenses of auditors and outside accountants;

(d)	brokerage commissions for transactions in the portfolio securities of the Trust;

(e)	all taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to Federal, state or other U.S. or foreign governmental agencies;

(f)	the cost of stock certificates representing shares of the Trust;

(g)	expenses involved in registering and maintaining registrations of the Trust and of its shares with the Securities and Exchange Commission and various states and other jurisdictions, if applicable;

(h)	all expenses of shareholders’ and Trustees’ meetings, including meetings of committees, and of preparing, setting in type, printing and mailing proxy statements, quarterly reports,
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semi-annual reports, annual reports and other communications to shareholders;

(i)	all expenses of preparing and setting in type offering documents, and expenses of printing and mailing the same to shareholders (but not expenses of printing and mailing of offering documents and literature used for any promotional purposes);

(j)	compensation and travel expenses of Trustees who are not “interested persons” of the Adviser within the meaning of the 1940 Act;

(k)	the expense of furnishing, or causing to be furnished, to each shareholder statements of account;

(l)	charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust’s corporate and financial structure, day to day legal affairs of the Trust and relations with its shareholders, issuance of Trust shares, and registration and qualification of securities under Federal, state and other laws;

(m)	the expenses of attendance at professional meetings of organizations such as the Investment Company Institute by officers and Trustees of the Trust, and the membership or association dues of such organizations;

(n)	the cost and expense of maintaining the books and records of the Trust;

(o)	the expense of obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act and the expense of obtaining and maintaining an errors and omissions policy;

(p)	interest payable on Trust borrowing;

(q)	postage; and

(r)	any other costs and expenses incurred by the Adviser for Trust operations and activities, including but not limited to the organizational costs of the Trust if initially paid by the Adviser.

4.	COMPENSATION

For the services and facilities to be provided to the Trust by the Adviser as provided in Paragraph 2 hereof, the Trust shall pay the Adviser a fee at the annual rate set forth in Exhibit A (“Annual Fee”). The Trust shall pay such amounts monthly, based on the Fund’s average daily net assets, as reflected in the books and records of the Trust in accordance with procedures established from time to time by or under the direction of the Board of Trustees of the Trust.

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5.	RELATIONS WITH TRUST

Subject to and in accordance with the Amended and Restated Master Trust Agreement and By-Laws of the Trust and the Articles of Incorporation and By-Laws of the Adviser, respectively, it is understood (i) that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers, or otherwise; (ii) that directors, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and (iii) that the Adviser (or any such successor) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said Amended and Restated Master Trust Agreement and By-Laws.

6.	LIABILITY OF ADVISER AND OFFICERS AND TRUSTEES OF THE TRUST

Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or law, or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates, except that no provision of this Agreement shall be deemed to protect the Adviser or such persons against any liability to the Trust or its shareholders to which the Adviser might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

7.	DURATION AND TERMINATION OF THIS AGREEMENT

(a)	Duration.

This Agreement shall become effective on the date hereof for the Initial Series and on the effective date noted on Appendix A (the “Effective Date”) for each additional Fund that may be added to Exhibit A from time to time. Unless terminated as herein provided, this Agreement shall remain in full force and effect for the following initial periods (each, an “Initial Period”): (i) from the date hereof through July 31, 2013 for the Initial Series and (ii) for each other Fund, for the period ending two years after the Fund’s Effective Date (or such shorter period as may be noted for the Fund on Appendix A). After the applicable Initial Period, this Agreement shall continue in full force and effect for a Fund for periods of one year thereafter so long as such continuance is approved at least annually (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of the Fund, and (ii) in either event by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)	Termination.

This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust or by vote of a majority of the outstanding shares (as defined in the 1940 Act) of the Fund, or by the Adviser, on sixty (60) days written notice to the other party.

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(d)	Automatic Termination.

This Agreement shall automatically and immediately terminate in the event of its assignment.

8.	PRIOR AGREEMENT SUPERSEDED

This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

9.	SERVICES NOT EXCLUSIVE

The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others and to engage in other activities.

10.	LIMITATION OF LIABILITY

The term “Van Eck Funds” means and refers to the Trustees from time to time serving under the Amended and Restated Master Trust Agreement of the Trust dated February 6, 1992, as the same may subsequently thereto have been, or subsequently hereto be amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Amended and Restated Master Trust Agreement of the Trust.

11.	MISCELLANEOUS

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.	Name of Trust

The Trust agrees and acknowledges that the Adviser is the owner of the name and mark “Van Eck” and that all use of any designation comprised in whole or part of Van Eck (a “Van Eck Mark”) under this Agreement shall inure to the benefit of the Adviser. Upon termination of this Agreement for any reason, the Trust shall cease all use of any Van Eck Mark(s) as soon as reasonably practicable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

VAN ECK FUNDS

By:	/s/ Laura I. Martinez
Name:	Laura I. Martinez
Title:	Assistant Vice President

VAN ECK ABSOLUTE RETURN ADVISERS CORPORATION

By:	/s/ Jonathan R. Simon
Name:	Jonathan R. Simon
Title:	Vice President

ACKNOWLEDGEMENT

Van Eck Associates Corporation hereby acknowledges and confirms that it will guarantee the performance of Van Eck Absolute Return Advisers Corporation’s obligations under this Agreement.

VAN ECK ASSOCIATES CORPORATION

By:	/s/ Bruce J. Smith
Name:	Bruce J. Smith
Title:	Senior Vice President

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EXHIBIT A

(as of December 31, 2012)

Fund	Annual Advisory Fee (as a % of average daily net assets)	Effective Date of Agreement
Van Eck CM Commodity Index Fund	0.75% of the average daily net assets of the Van Eck CM Commodity Index Fund	December 31, 2012

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